As filed with the Securities and Exchange Commission on July 2, 2021

Registration No. 333- 203101

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT No. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATENTO S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 rue Hildegard Von Bingen L-1282, Luxembourg Grand Duchy of Luxembourg	N/A
(Address of Principal Executive Offices)	(Zip Code)

Atento S.A. 2014 Omnibus Incentive Plan

(Full title of the plan)

Corporation Service Company

1180 Avenue of the Americas

Suite 210

New York, New York 10036

(Name and address of agent for service)

(212) 299-5600

(Telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff

Peter Seligson

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment No. 1”) relates to the Registration Statement on Form S-8 (File No. 333-203101) filed with the Securities and Exchange Commission (the “SEC”) by Atento, S.A. , a public limited liability company (“société anonyme”) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue Hildegard Von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) under the number R.C.S. Luxembourg B 185.761 (the “Company”), on March 30, 2015 (the “2015 Registration Statement”), and is being filed to adjust the number of securities covered by the 2015 Registration Statement pursuant to Rule 416(b) of the Securities Act of 1933, as amended (the “Securities Act”), and related interpretations of the staff of the SEC.

The 2015 Registration Statement registered 7,300,000 ordinary shares without nominal value (the “Ordinary Shares”) under the 2014 omnibus incentive plan (the “2014 Omnibus Incentive Plan”) of the Company. As previously disclosed, on July 28, 2020, the Company completed a reverse share split of its Ordinary Shares using a ratio of conversion of 5.027090466672970 (the “Reverse Share Split”). Accordingly, the purpose of this Post-Effective Amendment No. 1 is to proportionately reduce the number of Ordinary Shares covered by the 2015 Registration Statement. As a result, as of July 28, 2020, the 2015 Registration Statement now covers a maximum of 1,452,132 Ordinary Shares that may be issued under the 2014 Omnibus Incentive Plan.

Except to the extent specified above, the 2015 Registration Statement, as originally filed, is not amended or otherwise affected by this Post-Effective Amendment No. 1.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the Commission on March 22, 2021;

(b) The Company’s current reports on Form 6-K filed with the Commission on February 1, 2021, February 2, 2021(two current reports), February  4, 2021 (two current reports), February  10, 2021 (two current reports), February  17, 2021, February 19, 2021, March  4, 2021 (two current reports), March 15, 2021, March 17, 2021, April  7, 2021, May 6, 2021, May  7, 2021 (two current reports), May 10, 2021, June 3, 2021 and June 11, 2021 and the current report on Form 6-K/A filed with the Commission on May 12, 2021.

(c) The description of the Company’s Ordinary Shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-36671) filed with the Commission on September 30, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions; and

All reports and other documents subsequently filed or furnished by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including any Annual Report on Form 20-F and reports on Form 6-K, after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing or furnishing, as applicable, of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Pursuant to Luxembourg law on agency, agents are entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part. Luxembourg law on agency is applicable to the mandate of directors and agents of the Company.

Pursuant to Luxembourg law, a company is generally liable for any damage committed by employees in the performance of their functions except where such harmful acts are not in any way linked to the duties of the employee.

The Company’s articles of association provide that directors and officers, past and present, are entitled to indemnification from the Company to the fullest extent permitted by Luxembourg law against liability and all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he is involved by virtue of his being or having been a director or officer and against amounts paid or incurred by him in the settlement thereof.

No indemnification will be provided against any liability to the Company or its shareholders (i) by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of a director or officer; (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or (iii) in the event of a settlement, unless approved by a court or the board of directors.

The Company has also entered into separate indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the articles of association. These agreements, among other things, provide for indemnification of the Company’s directors and executive officers to the fullest extent permitted by Luxembourg law for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at the Company’s request, subject to certain limitations. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The indemnification rights set forth above shall not be exclusive of any other right which any of the Company’s former or current directors and officers may have or hereafter acquire under any statute, provision of the articles of association, agreement, vote of shareholders or disinterested directors or otherwise.

The Company expects to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that the Company may make to such directors and officers.

Item 8.	Exhibits

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Association of Atento S.A.

4.2	Amended 2014 Omnibus Incentive Plan

5.1	Opinion of CM Law

23.1	Consent of Ernst & Young Auditores Independentes S.S.

23.2	Consent of CM Law (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Grand Duchy of Luxembourg, on July 2, 2021.

ATENTO S.A.

By:	/s/ Carlos López-Abadía
Name:	Carlos López-Abadía
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each officer and director of Atento S.A. (the “Company”) whose signature appears below constitutes and appoints Carlos López-Abadía, José Antonio de Sousa Azevedo and Virginia Beltramini and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Post-Effective Amendment No. 1 to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated below:

Name	Title	Date

/s/ Carlos López-Abadía
Carlos López-Abadía	Chief Executive Officer and Director	July 2, 2021

/s/ José Antonio de Sousa Azevedo
José Antonio de Sousa Azevedo	Chief Financial Officer and principal accounting officer	July 2, 2021

/s/ Antonio Viana
Antonio Viana	Director	July 2, 2021

/s/ Robert Payne
Robert Payne	Director	July 2, 2021

/s/ John Madden	Director	July 2, 2021
John Madden